QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
CIBER, Inc.:

        We consent to the use of our report dated February 5, 2002 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and certain provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

KPMG LLP

Denver, Colorado
May 14, 2002

QuickLinks

  Exhibit 23.1